EXHIBIT 99.6

FOR IMMEDIATE RELEASE:

ZTE AND CHINATEL’S SUBSIDIARY PERUSAT SIGN CONTRACT
FOR SUPPLY OF WIRELESS BROADBAND EQUIPMENT AND SERVICES

ChinaTel’s partnership with ZTE further advances the Company’s positioning to become the largest developer of international wireless broadband networks in the world

SAN DIEGO, CA and SHENZHEN, CHINA – November 23, 2010 – ChinaTel Group, Inc. (ChinaTel) (OTCBB: CHTL) announces that its subsidiary Perusat S.A (Perusat) has finalized a contract for ZTE Corporation (ZTE) (H share stock code: 0763.HK / A share stock code: 000063.SZ) to provide Perusat equipment and services for its deployment of a wireless broadband telecommunications network in Peru.

Perusat has contracted ZTE to become its exclusive supplier of infrastructure equipment, consumer terminals, and engineering and management services for the wireless broadband network Perusat is deploying in Peru.  The total value of the contract is expected to be approximately $48 million over the next seven years.  The purchase orders for the first phase have a value of $6.98 million.  ZTE is financing 85% of the cost of infrastructure equipment covered in the phase one purchase orders.  National banks in China with whom ZTE has relationships are expected to finance future equipment orders, also at 85%.

“We are excited about our partnership with ZTE and its ability to fully deliver broadband equipment and end-to-end network solutions,” said ChinaTel’s CEO George Alvarez. “ZTE has the foresight to create equipment solutions that will migrate from the current WiMAX 802.16e protocol to 802.16m, to TD-LTE, or dual band 16m and LTE.”  ChinaTel’s President, Colin Tay, added: “Our relationship with ZTE strengthens our plan to be at the forefront of delivering advanced internet technologies across the globe as we continue to build our infrastructure in emerging markets like China and Peru.”

The first phase of deployment (initial geographic coverage in seven cities) is scheduled to be completed by approximately May 2011.  Perusat’s sales and marketing effort will go hand in hand with deployment, and ChinaTel expects to have subscribers enrolled such that the technical and commercial launch of the network will occur simultaneously.  Perusat will expand capacity in each market as subscriber demand dictates.  By virtue of Perusat’s status as a 95% subsidiary, the results of operations and subscriber revenues generated by the Perusat network will be reflected on ChinaTel’s consolidated financial statements.

For more information about ChinaTel visit www.chinatelgroup.com. To learn more about ZTE visit http://wwwen.zte.com.cn/en/. In addition, executives from ChinaTel and ZTE are now available for media and analysts interviews.

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About China Tel Group, Inc.
China Tel Group, Inc. (ChinaTel), through its controlled subsidiaries, provides fixed telephony, conventional long distance, high-speed wireless broadband and telecommunications infrastructure engineering and construction services.  ChinaTel’s vision remains clear: (i) to acquire and operate wireless broadband networks in key markets throughout the world; (ii) to deliver a new world of communications; and (iii) and invest in building long-lasting relationships with customers and partners to lead the broadband industry in customer service and responsiveness. Our strategy is to build leading-edge IP-leveraged solutions advanced by our worldwide infrastructure and leadership in emerging markets.  www.ChinaTelGroup.com

About ZTE Corporation

ZTE is a leading global provider of telecommunications equipment and network solutions with the most comprehensive product range covering virtually every sector of the wireline, wireless, service and terminals markets. The company delivers innovative, custom-made products and services to over 500 operators in more than 140 countries, helping them to meet the changing needs of their customers while achieving continued revenue growth. ZTE’s 2009 revenue led the industry with a 36% increase to USD 8,820.7 million. ZTE commits 10 percent of its revenue to research and development and takes a leading role in a wide range of international bodies developing emerging telecom standards. A company with sound corporate social responsibility (CSR) initiatives, ZTE is a member of the UN Global Compact. ZTE is China’s only listed telecom manufacturer, publicly traded on both the Hong Kong and Shenzhen Stock Exchanges (H share stock code: 0763.HK / A share stock code: 000063.SZ). For more information, please visit www.zte.com.cn.

Safe Harbor Statement
This press release contains forward-looking statements that involve risks and uncertainties.  Actual results, events and performances could vary materially from those contemplated by these forward-looking statements.  These statements involve known and unknown risks and uncertainties, which may cause the Company's actual results, expressed or implied, to differ materially from expected results.  These risks and uncertainties include, among other things, product demand and market competition.  You should independently investigate and fully understand all risks before making an investment decision.

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Contacts:

Media/Analyst Relations	Retail Investors
Kimberley Brown	Tim Matula
Core Insights 360 PR	ChinaTel Group, Inc.
Public Relations	Investor Relations
1-404-314-2900	(Toll Free) 1-877-260-9170
kbrown@coreinsights360.com	investors@chinatelgroup.com